EXHIBIT 99.1

AVX Corporation Announces Third Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) - January 26, 2005 --

AVX Corporation (NYSE: AVX) reported that net sales were $302.2 million in the third quarter ended December 31, 2004. This was an increase of $5.4 million, or 1.8%, compared to the same quarter last year.

Net income for the quarter was $7.6 million, or $0.04 per share.

Compared to the same quarter last year, profit from operations improved to $8.3 million for the quarter reflecting a lower cost structure resulting from the actions that AVX has taken to streamline operations, reduce operating costs and enhance production capabilities in low cost regions.

Cash, cash equivalents and long-term investments in securities increased $9.2 million during the December quarter and totaled $705.9 million at December 31, 2004. During the quarter, $6.4 million of dividends to stockholders were paid, and $5.9 million was used to purchase AVX shares on the market, now held as treasury stock.

Chief Executive Officer and President, John Gilbertson, stated, "The sales level in the December quarter reflects the effect of an inventory correction occurring in various portions of the electronics supply chain. End market demand appears to have held up well during the quarter. Our financial position remains strong and we continue to be optimistic about the future for electronic components."

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.
Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2003	2004	2003	2004
Net sales	$296,831	$302,233	$820,772	$977,234
Cost of sales	278,939	266,894	797,843	832,806
Materials Charge	-	-	87,720	-
Gross profit	17,892	35,339	(64,791)	144,428
Selling, general & admin. expense	22,572	27,024	63,549	78,362
Restructuring expense	7,072	-	11,535	-
Profit (loss) from operations	(11,752)	8,315	(139,875)	66,066
Other income	2,041	3,761	7,864	11,913
Income (loss) before income taxes	(9,711)	12,076	(132,011)	77,979
Provision (benefit) for taxes	(1,234)	4,456	(30,597)	28,852
Net income (loss)	$(8,477)	$7,620	$(101,414)	$49,127

Basic income (loss) per share	$(0.05)	$0.04	$(0.58)	$0.28
Diluted income (loss) per share	$(0.05)	$0.04	$(0.58)	$0.28

Weighted average common
shares outstanding:
Basic	173,602	173,433	173,633	173,583
Diluted	173,602	173,839	173,633	174,072

Results for the quarter ended December 31, 2003 include restructuring charges of $7.1 million (or $6.4 million and $0.04 per share on an after-tax basis), related to worldwide headcount reductions from employee terminations and manufacturing facility closures in Mexico and Taiwan.

Results for the nine-month period ended December 31, 2003 include a materials charge of $87.7 million (or $61.4 million and $0.35 per share on an after-tax basis), for the write-down of current tantalum materials and future tantalum purchase commitments. In addition, operating results for the nine-month period ended December 31, 2003 include restructuring charges of $11.5 million, (or $9.6 million and $0.06 per share on an after-tax basis), related to worldwide headcount reductions and manufacturing facility closures.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	December 31,
	2004	2004
Assets
Cash and cash equivalents	$534,730	$501,906
Short-term investments in securities	30,000	20,000
Accounts receivable, net	162,683	164,624
Inventories	293,869	386,628
Other current assets	80,697	73,964
Total current assets	1,101,979	1,147,122
Long-term investments in securities	168,985	183,997
Property, plant and equipment, net	288,002	281,771
Other assets	108,911	108,397

TOTAL ASSETS	$1,667,877	$1,721,287

Liabilities and Stockholders' Equity
Short-term bank debt	$26	$-
Accounts payable	114,486	118,310
Income taxes payable and accrued expenses	100,378	88,037
Total current liabilities	214,890	206,347
Other liabilities	66,443	54,792

TOTAL LIABILITIES	281,333	261,139

TOTAL STOCKHOLDERS' EQUITY	1,386,544	1,460,148

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,667,877	$1,721,287

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are described in the documents AVX Corporation files with the Securities and Exchange Commission, including, but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843/946-0691
finance@avxus.com